Exhibit 10.1

EMPLOYEE SEPARATION AGREEMENT AND GeNERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (“Agreement”) is made and entered into by and between RE/MAX, LLC, having offices at 5075 S. Syracuse Street, Denver, Colorado 80237 (“Employer”) and Grady Ligon (“Employee”).

Employer and Employee intend by this Agreement to settle all legal rights and obligations arising out of or resulting from the employment relationship and its termination.

Employer and Employee agree as follows:

1.	Separation from Employment. Employee’s employment with Employer will end no later than September 1, 2025 (the “Anticipated Separation Date”). However, Employee’s employment may end before the Anticipated Separation Date if Employee resigns or if Employer terminates Employee’s employment. The actual date on which the employment relationship ends is the “Separation Date,” and the Separation Date will be no later than the Anticipated Separation Date. The period between the Effective Date and the Separation Date will be referred to as the “Transition Period.” On the Separation Date, the termination of Employee’s employment shall also constitute Employee’s resignation from all officer and director positions he holds at Employer and all entities controlling, controlled by, or under common control with Employer.

a)	Resignation. Employee may voluntarily resign at any time, for any reason, after the Effective Date and prior to the Anticipated Separation Date.

b)	Termination for Cause. Employer may terminate Employee’s employment at any time during the Transition period, with or without Cause. Cause is defined as: i) failure to perform the duties of the position, as reasonably directed by the CEO of RE/MAX Holdings, Inc.; (ii) performance of any act or failure to perform any act in bad faith and to the detriment of Employer or any of its officers; (iii) dishonesty, intentional misconduct or material breach of this Agreement or any other agreement with, or policy of, Employer; or (iv) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

2.	Transition Period.

a)	Announcement of Transition and Anticipated Separation Date. Within four (4) business days after the Effective Date, Employer will file a Current Report on Form 8-K (the “8-K”) containing disclosure in substantially in the form attached hereto as Exhibit A with the Securities and Exchange Commission (the “SEC”) announcing Employee’s entry into this Agreement, including Employee’s retention during the Transition Period and Employee’s subsequent separation from employment. Employer may file this Agreement with the SEC together with the 8-K or at another appropriate time, as determined by Employer. Employer will not file or make any other public written or verbal announcement concerning Employee’s separation of employment with Employer that is inconsistent with Exhibit A without the advance written consent of Employee. Employee will not make any public statements about his separation of employment with Employer that contain statements or information other than those contained in Exhibit A.

b)	Duties and Benefits During the Transition Period. Prior to the Effective Date, Employee was an “at-will” employee and did not have the right to continued employment for any period of time including through the Anticipated Separation Date.

(1)	During the Transition Period. Provided that Employee (i) has delivered to Employer a fully executed original of this Agreement no later than July 2, 2025 (“Delivery Date”), and (ii) remains at all times in compliance with his promises and obligations under this Agreement:

(a)	During the Transition Period, Employee will continue to act as the Chief Information Officer of Employer and shall continue to perform the duties of such office, in a professional and competent manner.

(b)	Employer will provide Employee the following payments and benefits (the “Transition Benefits”), in consideration of and in exchange for Employee’s execution of this Agreement:

i.	During the Transition Period, Employee will be paid Employee’s current full base salary at the annual rate of Three Hundred Sixty-Eight Thousand Dollars ($368,000.00), i.e., Fifteen Thousand Three Hundred Thirty-Three Dollars and Thirty-Three cents ($15,333.33) semi-monthly, less applicable taxes and withholdings.

ii.	During the Transition Period, Employee shall continue to be eligible to participate in Employer’s employee benefit programs in accordance with the terms of such programs, and Employee’s coverage under any such program that provides for coverage through the last day of the calendar month in which termination of employment occurs will continue through the last day of the calendar month during which the Separation Date occurs.

c)	Upon the Separation Date, all Transition Benefits will terminate, except as otherwise set forth herein.

3.             After the Separation Date. Provided that Employee (i) delivered to Employer a fully executed original of this Agreement by the Delivery Date; (ii) is not terminated for Cause before the Anticipated Separation Date; (iii) signs and does not revoke the Release Agreement attached hereto as Exhibit B (the “Release Agreement”) on or after the Separation Date; and (iv) remains at all times in compliance with his promises, covenants, and obligations under this Agreement, Employer will provide Employee with the benefits described below (the “Separation Benefits”).

a)	Separation Pay: Employee will receive separation pay, equal to the total gross amount of $291,333.33 USD, payable as salary continuation during the 9.5 months following the effective date of the Release Agreement (the “Release Effective Date”), as defined in the Release Agreement (“Severance Period”). Each separation payment shall be paid pro rata on the Employer’s regular payroll dates, commencing with the first payday following the Effective Date. Separation pay shall be subject to all federal, state, and local withholding requirements and deductions.

b)	Restricted Stock Units: All unvested Restricted Stock Units shall be forfeited as of the Separation Date, except that 27,074 performance-based Restricted Stock Units shall remain outstanding and, subject to the terms of this Agreement (including, without limitation, forfeiture as described in Section 12.2(a)), the shares of Common Stock in settlement of such performance-based Restricted Stock Units shall be issued to the Employee no later than March 15, 2026. (The number in the preceding sentence represents performance-based Restricted Stock Units for which the one-year Performance Periods are complete, with vesting based on actual performance during such Performance Periods.) RE/MAX Holdings, Inc. shall provide for all applicable tax withholding under Section 5 of the Restricted Stock Agreements by withholding shares.

c)	2025 Bonus: If the Employer decides to pay a bonus to employees in Q1 2026 for the 2025 fiscal year, per the Severance and Retirement Plan, subject to Section 12.2(a), Employee will be paid a pro-rated portion of this bonus for the period of the year worked, for the period from January 1, 2025 through the Separation Date, at the bonus level approved by the CEO and the Compensation Committee of the Board of Directors. If a pro-rated bonus is paid to Employee, it will be subject to all federal, state, and local withholding requirements and deductions and payable in one lump sum amount. Any such bonus amount will be paid by March 15, 2026.

d)	Outplacement Services: Employee will be entitled to up to 9.5 months in outplacement services paid for by Employer.

e)	Health Insurance: If the Employee is enrolled in health or dental coverage, or both, on Employee’s Separation Date, then Employee’s coverage will continue through the last day of the calendar month of Employee’s Separation Date.

f)	COBRA: If the Employee wishes to continue health, dental, or vision coverage, then the opportunity to elect COBRA coverage will begin following termination of coverage. If the Employee elects to continue coverage through COBRA, the Employer will pay six hundred dollars ($600) per month directly to the COBRA provider on Employee’s behalf, as long as Employee initially elects and continues to elect COBRA and until (1) the Severance Period has ended or (2) the date insurance coverage would be effective if elected through a new employer that offers coverage, whichever occurs first. Employee must notify Employer within three (3) business days of accepting an offer of employment that includes insurance coverage. Employee shall pay all COBRA premiums for the period of Employee’s election, up to a maximum of eighteen (18) months, excluding any amount paid by Employer, as stated in this section.

4.             Consideration. Employee acknowledges that the payments or benefits, or both, received under this Agreement include payments or benefits, or both, which are in addition to those Employee normally would have received under any of Employer’s programs, plans or policies. Employee also acknowledges that nothing in this Agreement will require Employer to continue any benefit or compensation program, plan or policy which it currently maintains for its employees, and Employer may at any time modify, amend or discontinue any such program, plan or policy. Employee will not be entitled to any other payments or benefits under any other employee plan, including, but not limited to, the Severance and Retirement Plan and the Change of Control Severance Plan.

PLEASE READ CAREFULLY. THESE SECTIONS INCLUDE A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

5.             Definition of Claims. For purposes of this Agreement, the term “Claim(s)” will include, but is not limited to, the following:

(a)             any and all actions, causes of action, proceedings, demands, suits, grievances, debts, complaints, claims, liabilities, obligations, promises, agreements, controversies, losses, damages and expenses of every kind and nature (including attorneys’ fees and other costs actually incurred), including but not limited to, initial claims, counterclaims, cross-claims and third-party claims and claims based upon contract, tort, intentional tort, statutes, regulations, common law and equity;

(b)             any action or claim under federal, state or local law, regulation or Employee order, including, but not limited to, actions or claims under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended; the Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act); the Americans With Disabilities Act, as amended; the Worker Adjustment Retraining and Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act, as amended; the National Labor Relations Act, as amended; Genetic Information Nondiscrimination Act of 2008, as amended, and the Occupational Safety and Health Act of 1970, as amended, all corresponding state anti-discrimination statutes, codes, laws or ordinances; and

(c)             any action or claim for compensation, benefits, backpay, front pay, defamation, reinstatement, wrongful discharge or demotion, failure to hire, promote or transfer, promissory estoppel, breach of contract or of an implied covenant of good faith and fair dealing, emotional distress, compensatory damages, punitive damages, attorneys’ fees, and/or loss of seniority; and any action or claim based on or related to a service letter.

6.             Release. Employee irrevocably and unconditionally releases Employer as well as its predecessors, successors, and assigns, and its and their present and former principals, members, agents, employees, officers, parents, subsidiaries, related corporations, affiliates, joint ventures, insurers, shareholders, and representatives (“Released Parties”), to the fullest extent permitted by law, from any and all Claims, whether known or unknown, including, but not limited to, Claims made, to be made, or which might have been made as a consequence of Employee’s employment by Employer or arising out of, related to or connected with the termination of the employment relationship or any acts committed or omitted by Employer or any of the Released Parties during the existence of the employment relationship. Employee agrees, to the fullest extent permitted by law, that Employee will not file or pursue, nor cause or permit to be filed or pursued, any action for damages against any of the Released Parties involving any Claim released under this Agreement. Employee further agrees that Employee will neither pursue nor accept any further benefit or consideration from any source whatsoever with respect to any Claim against the Released Parties.

6.1           The foregoing Release does not include any claims that cannot be released or waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by certain government agencies. However, the Employee is releasing and waiving any right to any monetary recovery should any government agency (such as the Equal Employment Opportunity Commission) successfully pursue any claims on the Employee’s behalf.

6.2           Nothing in the foregoing Release is intended to limit or restrict the Employee’s right to challenge the validity of this Agreement as to claims and rights asserted under the Age Discrimination in Employment Act.

6.3           Since Employee is at least forty (40) years of age, Employee has certain federal rights which must be explicitly waived. Specifically, Employee is protected by the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”) from discrimination in employment because of Employee’s age. By executing this Agreement, Employee is waiving such rights and releasing any past or current Claims with respect to a violation of such rights. The following subparagraphs (a)-(e) apply solely to Employee’s waiver of rights and claims under the ADEA and OWBPA:

(a)             Notwithstanding the forgoing release, Employee does not waive rights or claims that may arise under the ADEA and the OWBPA after Employee executes this release;

(b)             Again, Employee is advised to consult with an attorney before executing this release;

(c)             Employee has twenty-one (21) days to consider the waiver of rights and claims under the ADEA and the OWBPA;

(d)             Employee may revoke Employee’s waiver of rights and claims pursuant to and under the ADEA and the OWBPA during a period of seven (7) days following Employee’s execution of this release;

(f)              Any agreed upon changes or modifications, whether material or immaterial, to this Agreement will not modify or otherwise extend the consideration period set forth herein.

7.             Employee Representations. Employee represents that as of the date Employee signed this Agreement, Employee has not filed any Claim with any court or with the Equal Employment Opportunity Commission or any other agency pertaining to any matters covered by this Agreement or, if any such Claim has been made, Employee agrees promptly to cause such Claim to be dismissed and/or withdrawn with prejudice.

7.1           Employee further acknowledges that the payments or benefits, or both, provided to Employee pursuant to this Agreement represent full and complete satisfaction of any and all monetary and non-monetary Claims Employee has or might have against Employer.

8.             Ownership of Claims. Employee expressly warrants and represents that Employee has not transferred or assigned to any other person, firm or corporation or other legal entity any claims, rights, or causes of action which are being released herein.

9.             Tax Liability. Except as otherwise required by applicable law, Employee agrees that Employee will be exclusively liable for the payment of any taxes, including without limitation, federal, state or local income taxes, social security taxes, or any other taxes, arising out of or resulting from the consideration and/or other benefits paid to him/her hereunder, and Employee hereby represents that Employee will pay any such taxes which may be due at the time and in the amount required. Employer will have the right to deduct from any compensation payable to Employee under this Agreement all federal, state and local income taxes, social security taxes and such other mandatory deductions as may now be in effect or may be enacted or required after the Effective Date of this Agreement.

9.1           Employee agrees to indemnify, including the payment of reasonable attorneys’ fees if applicable, defend and hold Employer harmless from payment of any taxes (excluding federal and state unemployment taxes and Employer’s share of social security taxes), which any government agency determines should have been deducted from any consideration paid to Employee by Employer and which were not in fact withheld and for any taxes which Employee fails to pay in connection with the separation pay.

10.           Employee Cooperation. Employee agrees to cooperate with Employer regarding any pending or subsequently filed litigation, proceeding, claim or other disputed item involving Employer that relates to matters within the knowledge or responsibility of Employee during Employee’s employment. Without limiting the foregoing, Employee agrees (i) to meet with Employer’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this paragraph; (ii) to provide truthful testimony to any court, agency or other adjudicatory body; (iii) to notify Employer within three (3) business days if Employee is contacted by any adverse party or by any representative of an adverse party; and (iv) not to assist any adverse party or any adverse party’s representatives, except as may be required by law.

11.           Trade Secrets. Employee understands and acknowledges that Employer has invested, and continues to invest, substantial time, money, and specialized knowledge into developing Employer’s Trade Secrets. In the course of Employee’s employment by Employer, Employee has had access to Trade Secrets (as defined below) of Employer and its affiliates, subsidiaries, members, franchisees, agents, and sales associates. Employee agrees to maintain the strict confidentiality of all Trade Secrets. For purposes of this Agreement, “Trade Secrets” shall mean all non-public information and materials in any form or medium of or pertaining to Employer’s data about its franchisees, its technology and information about its strategy, including all non-public information and materials pertaining to Employer’s subsidiaries and their franchisees, technology, and strategy.

11.1         Notwithstanding any other provision of this Agreement, Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other proceeding. If Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose Employer’s trade secrets to Employee’s attorney and use trade secret information in the court proceeding if Employee files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

11.2         Nothing in this Agreement is intended to prohibit Employee from disclosing information that arises from Employee’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, that is readily ascertainable to the public, or information that Employee otherwise has a right to disclose as legally protected conduct.

12.           Restrictive Covenants.

12.1         Employee understands that the nature of Employee’s position gave Employee access to and knowledge of Employer’s Trade Secrets and placed Employee in a position of trust and confidence with Employer. Employee understands and acknowledges that Employer’s ability to preserve its Trade Secrets for the exclusive knowledge and use of Employer is of great competitive importance and commercial value to Employer.

12.2         As a material term of this Agreement and to protect Employer’s Trade Secrets, during the Severance Period, Employee shall not, either directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity, provide services to any individual or entity that competes with Employer or its subsidiaries in the Restricted Territory (as defined herein). For purposes of this Agreement, “Restricted Territory” means the United States of America and Canada. Employee acknowledges that Employer’s business operations are located throughout the United States and Canada and the scope of the Restricted Territory is reasonable. Nothing in this Agreement shall prohibit Employee from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Employee is not a controlling person of, or a member of a group that controls, such corporation. Nothing in this Agreement shall prohibit Employee from acting as a real estate agent or an independent real estate broker.

(a)             The Employer may, in its sole and absolute discretion, upon request by Employee, waive compliance with the non-competition provisions in this Section 12.2, in which event Employee shall automatically forfeit any and all Separation Benefits that remain unpaid or unissued as of the date of the waiver. This includes, without limitation, Separation Pay, Restricted Stock Units to be issued under Section 3(b), and the bonus described in Section 3(c). In such event, all provisions of the Agreement, other than the non-competition provisions in this Section 12.2 and the forfeited Separation Benefits, shall remain in full force and effect through the end of the Severance Period, or indefinitely, as stated herein.

12.3         As a material term of this Agreement and to further protect Employer’s Trade Secrets, during the Severance Period, Employee shall not, either directly or indirectly, solicit, contact, or attempt to solicit or contact Employer’s or its subsidiaries’ current franchisees with whom Employee had contact during the last year of Employee’s employment or about whom Employee had access to non-public information during Employee’s employment.

12.4         As a material term of this Agreement and to further protect Employer’s Trade Secrets, during the Severance Period, Employee shall not, either directly or indirectly, solicit, contact, or attempt to solicit or contact any of Employer’s employees to leave their employment with Employer.

12.5         In the event of a breach or threatened breach by Employee of any of the provisions of Paragraph 12 of this Agreement, Employee hereby consents and agrees that money damages would not afford an adequate remedy and that Employee shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.

13.           Intellectual Property. Employee agrees that all Inventions (as defined below) that were at any time made, conceived, or suggested in the performance of or in relation to Employee’s duties at Employer, whether acting alone or in conjunction with others, during or as a result of Employee’s employment with Employer, are the sole and absolute property of Employer, free of any reserved or other rights of any kind. If any Inventions were made or conceived by Employee during or as a result of Employee’s employment with Employer, Employee shall, at the Employer’s cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) reasonably deemed by Employer to be necessary or desirable at any time in order to effect the full assignment to Employer of any right and title, if any, to such Inventions, and to cooperate with Employer in enforcement or infringement proceedings regarding the Inventions. For purposes of this Agreement, “Inventions” shall mean all data, discoveries, findings, reports, designs, plans, inventions, improvements, methods, practices, techniques, developments, programs, concepts, and ideas, which are related to Employee’s duties as an employee of Employer, whether or not patentable, relating to the present or planned activities, or future activities of which Employee is aware, or the products and services of Employer. Employee further acknowledges that all original works of authorship which were made by Employee (solely or jointly with others) within the scope of Employee’s employment and which are protectable by Copyright are “works made for hire,” pursuant to the United States Copyright Act and are exclusively owned by Employer.

14.           Confidentiality. Employee understands and agrees that this Agreement is confidential and agrees, except as required by law or consistent with participation in any administrative action not made part of this release, not to disclose its terms to any other person or entity without the prior written consent of a duly authorized officer of Employer. This Agreement, including, but not limited to Sections 12 and 24, does not restrain Employee from disclosing the underlying facts of any alleged discriminatory or unfair employment practice: (i) including disclosing the existence and terms of this Agreement to Employee’s immediate family members, religious advisor, medical or mental health provider, mental or behavioral health therapeutic support group, legal counsel, financial advisor, or tax preparer; (b) to any local, state, or federal government agency for any reason, including disclosing the existence and terms of this Agreement, without first notifying Employer; (c) in response to a legal process, such as a subpoena to testify at a deposition or in a court, including disclosing the existence and terms of this Agreement, without first notifying Employer; and (d) for all other purposes as required by law.

15.           Non-Admission. Employee agrees that this Agreement is not an admission of guilt or liability on the part of Employer under any federal, state or local law, whether statutory or common law.

16.           ERISA Plan. Employer and Employee acknowledge and agree that this Agreement constitutes a severance pay arrangement which is an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). As a consequence, this Agreement will be administered by Employer, as Plan Administrator, in accordance with the terms and provisions of ERISA. As Plan Administrator, Employer will have the power and duty to interpret this Agreement.

17.           Entire Agreement, Legality. Both parties agree that this Agreement supersedes any prior agreements, understandings, obligations or representations between the parties, oral or otherwise, pertaining to the subject matter of this Agreement, and that all such prior agreements, understandings, obligations or representations are null and void. Notwithstanding the foregoing, this Agreement will not in any way supersede nor terminate Employee’s agreements, understandings, obligations or representations pursuant to any prior confidentiality and/or proprietary information agreements in effect at the start of or during the employment relationship and all such agreements will remain in full force and effect. This Agreement may be amended or terminated only by a written document signed by Employee and a duly authorized officer on behalf of Employer.

If any portion or term of this Agreement is found to be invalid by any court, agency or other competent authority, the remaining lawful terms will remain in full force and effect, provided, however, that if any of the provisions in Paragraph 4 are not fully enforced as a bar to any Claim made by Employee against Employer, except ADEA and OWBPA Claims, then the consideration received by Employee under this Agreement will be returned to Employer.

Employer and Employee further agree that any such court, agency or other competent authority is expressly authorized to modify any unenforceable provision of this Agreement instead of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications it seems warranted to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law. Employer and Employee expressly agree that this Agreement as so modified by the court, agency or other competent authority shall be binding upon and enforceable against each of them.

18.           Disputes and Claims: Agreement to Binding Arbitration and Waiver of Jury Trial and Class Action.

Employer and Employee agree that all Claims, disputes, controversies, or disagreements of any kind whatsoever arising out of or relating to this Agreement, any other agreement entered into between Employer and Employee, and/or Employee’s employment with Employer, and which may have occurred prior to or after entering into this arbitration agreement (other than claims Employee may have for workers’ compensation or unemployment insurance benefits), shall be resolved exclusively by binding arbitration in Denver, Colorado (unless otherwise provided by law), and conducted in accordance with the American Arbitration Association’s Employment Arbitration Rules in effect at the time the arbitration is filed and the substantive law of the Federal Arbitration Act and the State of Colorado. Employer and Employee agree that the requirement to arbitrate shall also apply to any Claim that may arise out of or relate to Employee’s employment and which Employee may assert against the Released Parties, whether an individual or entity. This Section 14 shall not apply to a case which is filed under federal or state law and relates to a sexual assault dispute or a sexual harassment dispute.

Employer and Employee further agree that any arbitration shall be conducted and resolved on an individual basis only and not on a class-wide, multiple plaintiff, consolidated, or similar basis. As such, the arbitrator will have no authority to consider a class action or collective action by one or more employees or otherwise preside over any form of a representative or class proceeding. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. The award of the arbitrator may be enforced in any court of competent jurisdiction. BY SIGNING THIS AGREEMENT, EMPLOYEE AND EMPLOYER ARE EACH GIVING UP EACH PARTY’S RIGHT TO A JURY TRIAL AND EACH PARTY’S RIGHT TO PARTICIPATE IN A CLASS ACTION OR COLLECTIVE ACTION BECAUSE ALL CLAIMS WILL BE RESOLVED EXCLUSIVELY THROUGH ARBITRATION. EMPLOYEE AND EMPLOYER AGREE THAT EACH MAY BRING CLAIMS AGAINST THE OTHER ONLY IN EACH PARTY’S INDIVIDUAL CAPACITY AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

In the event that either of the parties or any of the Releasees must resort to legal action in order to enforce any provision or right under this Agreement or to defend such a legal action (except for lawsuits which challenge the validity of the waiver under the ADEA as amended by the OWBPA), the prevailing party shall be entitled to receive reimbursement from the non-prevailing party or parties for all reasonable attorneys’ fees and costs incurred with respect to such suit.

Any Claim governed by this arbitration clause must be brought within the applicable statute of limitations of the events giving rise to the Claim by serving on the other party within such time a written request for arbitration stating the grounds for the claim and the relief requested. The prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees.

19.           Return of Employer’s Property. By signing this Agreement, Employee warrants and represents that on or before the Separation Date, Employee will return all property of Employer of any kind, including without limitation both the originals and all copies of electronic and printed records, reports, documents, computer equipment and software, iPads, keys, credit cards, badges, and any other materials or personal property belonging to Employer, which Employee had in Employee’s possession or control. Further, Employee warrants and represents that on or before the Separation Date, Employee has returned and not retained any copies in any form of any of Employer’s intellectual property, financial information or confidential Employer information on Employee’s home computer or iPad, in a cloud storage service, on a personal e-mail account, or in the possession of any person to whom Employee transmitted such information without a legitimate business purpose for doing so, or in any other form. Employee also certifies that on or before the Separation Date, Employee will provide to Employer all passwords, login information, and other codes Employee used for Employee’s duties while working at Employer.

20.           State Law Governs. The Agreement will be governed by and construed according to the internal laws of the state where the employee primarily worked at the time of separation.

21.           Consultation with Attorney. Employee is advised to consult with an attorney of Employee’s choice prior to executing this Agreement.

22.           Time For Review. Employee has twenty-one (21) days within which to consider this Agreement. This review period begins on the date the Agreement is received by Employee.

23.           Effective Date, Revocation Period. This Agreement will become effective on the eighth (8th) day following the date on which it is signed by Employee (i.e., upon expiration of the Revocation Period) (the “Effective Date”). The Agreement may be revoked by Employee at any time during the seven (7) day period following Employee’s execution of this Agreement.

24.           Non-Disclosure, Public Statements. Employee agrees to keep confidential and not to use or disclose to any third party any confidential or proprietary information pertaining to the business of Employer without the prior written consent of a duly authorized officer of Employer. In the event Employee receives or becomes aware of a subpoena or court order requiring such disclosure, Employee will notify Employer within three (3) business days. Employee further agrees that Employee will refrain from (i) making any critical or derogatory statements or comments concerning Employer or its business or (ii) taking any other action which would negatively affect Employer’s reputation or business.

25.           Non-Disparagement. Employee agrees not to defame or disparage Employer, its subsidiaries, or affiliates, or any of their past, present or future partners, members, directors, accounting firms, third party investigators, attorneys, shareholders, officers, employees, franchisees or sales associates, agents, or family members of officers or directors. This provision shall not prohibit Employee from making any statements or taking any actions required by law, reporting any actions or inactions to a governmental agency that Employee believes to be unlawful, or participating in or cooperating with a governmental investigation. This provision shall not be interpreted to require or encourage Employee to make any misrepresentations. The disclosure of underlying facts of any alleged discriminatory or unfair employment practice does not constitute disparagement.

26.           Right to Communicate. Employee hereby acknowledges that notwithstanding any provision of this Agreement or any other agreement executed by Employee to the contrary, there shall be no restriction on Employee’s ability to (a) report violations of any law or regulation, (b) provide truthful testimony or information pursuant to subpoena, court order, or similar legal process, (c) provide truthful information to government or regulatory agencies, or (d) otherwise engage in whistleblower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder, including, without limitation, Rule 21F-17.

27.           Employment Status/Re-Employment. The Employee agrees that after the Separation Date, Employee will no longer represent or otherwise hold Employee out to be a present employee of Employer, either orally, in writing, or electronically, to any individual or entity, publicly via the internet or social media, or otherwise in any forum of any kind. Employee shall not use any trademarks owned by Employer or its affiliated companies in the promotion of Employee’s future employment or business opportunities. In the event Employee is re-employed in any capacity by Employer while receiving Separation Pay, or otherwise performs services for Employer in any capacity while receiving Separation Pay, any Separation Pay remaining due to Employee under this Agreement immediately will cease and such amounts will no longer be payable.

28.           Employment with Dave Liniger or Affiliated Entities. In the event Employee becomes employed by Chairman of the Board and Co-Founder Dave Liniger, Area 15 Ventures, or any related entity (the “Liniger Entities”) while receiving Separation Pay, or otherwise performs services for the Liniger Entities in any capacity while receiving Separation Pay, any Separation Pay remaining due to Employee under this Agreement immediately will cease and such amounts will no longer be payable. Employee must notify Employer within three (3) business days of beginning employment with, or the provision of services to, the Liniger Entities.

29.           Notices. Any notices or other written documents to be given to Employer by Employee will be sent to Employer (Attention: Rob Fuchs, Executive Vice President) at the address set forth in the first paragraph of this Agreement. Any notices or other written documents to be given to Employee by Employer will be sent to Employee at the address below Employee’s signature.

30.           Section Headings. The section headings used in this Agreement have been inserted for ease of reference only, and are not to be used in interpreting this Agreement or in determining any of the rights or obligations of either Employer or Employee.

EMPLOYEE ACKNOWLEDGES (1) THAT EMPLOYEE HAS CAREFULLY READ THIS ENTIRE AGREEMENT AND THAT EMPLOYEE FULLY UNDERSTANDS ITS CONTENTS AND CONSEQUENCES, (2) THAT EMPLOYEE HAS HAD SUFFICIENT TIME TO REVIEW THIS AGREEMENT, (3) THAT EMPLOYEE HAS BEEN GIVEN AN OPPORTUNITY TO CONSULT WITH ANY PERSON OF EMPLOYEE’S OWN CHOICE, (4) THAT EMPLOYEE FULLY UNDERSTANDS THE MEANING AND CONSEQUENCES OF THIS AGREEMENT, AND (5) THAT EMPLOYEE SIGNS THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, WITHOUT ANY COERCION, AND WITH THE FULL INTENT OF RELEASING THE RELEASED PARTIES FROM ANY AND ALL PAST, PRESENT, AND FUTURE CLAIMS AND THEIR EFFECTS.

ACCEPTED AND AGREED TO BY EMPLOYEE:

/s/ Grady Ligon	June 16, 2025
Date
ADDRESS: [redacted]

ACCEPTED AND AGREED TO BY EMPLOYER:

By:	/s/ Rob Fuchs	June 16, 2025
Rob Fuchs		Date
Its: Executive Vice President

Exhibit A

DRAFT 8-K

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2025, RE/MAX Holdings, Inc. (the “Company”) announced that W. Grady Ligon, the Company’s Chief Information Officer, will be leaving the Company to pursue other opportunities closer to his home. Mr. Ligon’s last day with the Company is expected to be September 1, 2025 (the “Termination Date”). Mr. Ligon’s departure is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

On June 16, 2025, RE/MAX, LLC (“REMAX”), a subsidiary of the Company, and Mr. Ligon entered into an Executive Separation and Release Agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Ligon will continue to receive his current base salary and standard benefits through the Termination Date. Following the Termination Date, Mr. Ligon will receive an additional nine and one-half months of his base salary, paid as salary continuation; a health benefit stipend and outplacement services for the same time period; and a 2025 bonus based on actual Company performance in accordance with the Company’s short-term annual incentive plan, pro-rated for the portion of the year he was employed with REMAX. In addition, Mr. Ligon’s performance-based restricted stock units (“RSUs”) for performance periods that have been completed will vest based on actual performance. All other unvested RSUs (including all time-based RSUs and RSUs based on performance in 2025 and future years) will be forfeited. All separation benefits are contingent upon Mr. Ligon’s compliance with the terms of the Separation Agreement and subject to the other terms and conditions set forth in the Separation Agreement.

The foregoing summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed as Exhibit 10.1 and incorporated herein by reference.

EXHIBIT B

RELEASE AGREEMENT

RELEASE AGREEMENT

This Release Agreement (“Release Agreement”) is made and entered into by and between RE/MAX, LLC, having offices at 5075 S. Syracuse Street, Denver, Colorado 80237 (“Employer”) and Grady Ligon (“Employee”).

WHEREAS, Employer and Employee entered into the Employee Agreement and General Release of All Claims effective June 16, 2025 (the “Agreement”);

AND WHEREAS, Employee agreed to execute the Release Agreement on or following the Separation Date in the form set forth herein;

AND WHEREAS, it is the Parties’ intention that, except as expressly set forth herein, the terms and conditions of the Agreement shall remain unmodified and shall continue in full force and effect;

NOW THEREFORE, in consideration of the Company’s agreement to pay Employee the Separation Benefits as referenced in the Agreement, as well as other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the Parties agree as follows:

GENERAL RELEASE OF ALL CLAIMS

Employer and Employee agree that Employee’s employment with Employer ended effective [DATE] (the “Separation Date”). Employee has received from Employer all amounts owed for time worked and any expense reimbursement. Employee has reimbursed Employer for all personal expenses charged to Employee’s corporate card and/or debit card, if applicable.

Employer and Employee intend by this Release Agreement to settle all legal rights and obligations arising out of or resulting from the employment relationship and its termination.

PLEASE READ CAREFULLY. THESE SECTIONS INCLUDE A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

1.             Definition of Claims. For purposes of this Release Agreement, the term “Claim(s)” will include, but is not limited to, the following:

(a)             any and all actions, causes of action, proceedings, demands, suits, grievances, debts, complaints, claims, liabilities, obligations, promises, agreements, controversies, losses, damages and expenses of every kind and nature (including attorneys’ fees and other costs actually incurred), including but not limited to, initial claims, counterclaims, cross-claims and third-party claims and claims based upon contract, tort, intentional tort, statutes, regulations, common law and equity;

(b)             any action or claim under federal, state or local law, regulation or executive order, including, but not limited to, actions or claims under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended; the Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act); the Americans With Disabilities Act, as amended; the Worker Adjustment Retraining and Notification Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act, as amended; the National Labor Relations Act, as amended; Genetic Information Nondiscrimination Act of 2008, as amended, and the Occupational Safety and Health Act of 1970, as amended, all corresponding state anti-discrimination statutes, codes, laws or ordinances; and

(c)             any action or claim for compensation, benefits, backpay, front pay, defamation, reinstatement, wrongful discharge or demotion, failure to hire, promote or transfer, promissory estoppel, breach of contract or of an implied covenant of good faith and fair dealing, emotional distress, compensatory damages, punitive damages, attorneys’ fees, and/or loss of seniority; and any action or claim based on or related to a service letter.

2.             Release. Employee irrevocably and unconditionally releases Employer as well as its predecessors, successors, and assigns, and its and their present and former principals, members, agents, employees, officers, parents, subsidiaries, related corporations, affiliates, joint ventures, insurers, shareholders, and representatives (“Released Parties”), to the fullest extent permitted by law, from any and all Claims, whether known or unknown, including, but not limited to, Claims made, to be made, or which might have been made as a consequence of Employee’s employment by Employer or arising out of, related to or connected with the termination of the employment relationship or any acts committed or omitted by Employer or any of the Released Parties during the existence of the employment relationship. Employee agrees, to the fullest extent permitted by law, that Employee will not file or pursue, nor cause or permit to be filed or pursued, any action for damages against any of the Released Parties involving any Claim released under this Release. Employee further agrees that Employee will neither pursue nor accept any further benefit or consideration from any source whatsoever with respect to any Claim against the Released Parties.

2.1           The foregoing Release does not include any claims that cannot be released or waived by law, including but not limited to the right to file a charge with or participate in an investigation conducted by certain government agencies. However, the Employee is releasing and waiving any right to any monetary recovery should any government agency (such as the Equal Employment Opportunity Commission) successfully pursue any claims on the Employee’s behalf.

2.2           Nothing in the foregoing release is intended to limit or restrict the Employee’s right to challenge the validity of this Release Agreement as to claims and rights asserted under the Age Discrimination in Employment Act.

2.3           Since Employee is at least forty (40) years of age, Employee has certain federal rights which must be explicitly waived. Specifically, Employee is protected by the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”) from discrimination in employment because of Employee’s age. By executing this Agreement, Employee is waiving such rights and releasing any past or current Claims with respect to a violation of such rights. The following subparagraphs (a)-(e) apply solely to Employee’s waiver of rights and claims under the ADEA and OWBPA:

(a)             Notwithstanding the forgoing release, Employee does not waive rights or claims that may arise under the ADEA and the OWBPA after Employee executes this release;

(b)             Again, Employee is advised to consult with an attorney before executing this release;

(c)             Employee has twenty-one (21) days to consider the waiver of rights and claims under the ADEA and the OWBPA;

(d)             Employee may revoke Employee’s waiver of rights and claims pursuant to and under the ADEA and the OWBPA during a period of seven (7) days following Employee’s execution of this release;

(f)              Any agreed upon changes or modifications, whether material or immaterial, to this Agreement will not modify or otherwise extend the consideration period set forth herein.

3.             Employee Representations. Employee represents that as of the date Employee signed this Release Agreement, Employee has not filed any Claim with any court or with the Equal Employment Opportunity Commission or any other agency pertaining to any matters covered by this Agreement or, if any such Claim has been made, Employee agrees promptly to cause such Claim to be dismissed and/or withdrawn with prejudice.

3.1           Employee further acknowledges that the payments or benefits, or both, provided to Employee pursuant to the Agreement represent full and complete satisfaction of any and all monetary and non-monetary Claims Employee has or might have against Employer.

4.             Ownership of Claims. Employee expressly warrants and represents that Employee has not transferred or assigned to any other person, firm or corporation or other legal entity any claims, rights, or causes of action which are being released herein.

5.             Consultation with Attorney. Employee is advised to consult with an attorney of Employee’s choice prior to executing this Release Agreement.

6.             Time For Review. Employee has twenty-one (21) days within which to consider this Agreement. This review period begins on the date the Release Agreement is received by Employee.

7.             Effective Date, Revocation Period. This Release Agreement will become effective on the eighth (8th) day following the date on which it is signed by Employee (i.e., upon expiration of the Revocation Period). The Release Agreement may be revoked by Employee at any time during the seven (7) day period following Employee’s execution of this Agreement.

EMPLOYEE ACKNOWLEDGES (1) THAT EMPLOYEE HAS CAREFULLY READ THIS ENTIRE RELEASE AND THAT EMPLOYEE FULLY UNDERSTANDS ITS CONTENTS AND CONSEQUENCES, (2) THAT EMPLOYEE HAS HAD SUFFICIENT TIME TO REVIEW THIS RELEASE, (3) THAT EMPLOYEE HAS BEEN GIVEN AN OPPORTUNITY TO CONSULT WITH ANY PERSON OF EMPLOYEE’S OWN CHOICE, (4) THAT EMPLOYEE FULLY UNDERSTANDS THE MEANING AND CONSEQUENCES OF THIS RELEASE, AND (5) THAT EMPLOYEE SIGNS THIS RELEASE KNOWINGLY AND VOLUNTARILY, WITHOUT ANY COERCION, AND WITH THE FULL INTENT OF RELEASING THE RELEASED PARTIES FROM ANY AND ALL PAST, PRESENT, AND FUTURE CLAIMS AND THEIR EFFECTS.

ACCEPTED AND AGREED TO BY EMPLOYEE:

Date
ADDRESS:

ACCEPTED AND AGREED TO BY EMPLOYER:

By:
Date
Its:

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